EXHIBIT 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-145339, 333-141862, 333-133431 and 333-70840) and on Form S-8 (File Nos. 333-138156, 333-120425 and 333-01077) of Goodrich Petroleum Corporation of information relating to Goodrich Petroleum Corporation’s estimated proved reserves as set forth in Item 8.01 of Goodrich Petroleum Corporation’s Current Report on Form 8-K filed on November 30, 2007.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr.
Senior Vice President

Houston, Texas
November 30, 2007